Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PFIZER INC.,

ARIS MERGER SUB, INC. and

SEAGEN INC.,

Dated as of MARCH 12, 2023

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Table of Contents

4.7	Merger Sub	34
4.8	Proxy Statement	34
4.9	Vote/Approval Required	35
4.10	No Interested Stockholder	35
4.11	No Other Representations or Warranties	35
Section 5 - COVENANTS AND OTHER AGREEMENTS		35
5.1	Conduct of Business by the Company Pending the Merger	35
5.2	No Solicitation	39
5.3	Proxy Statement	42
5.4	Shareholders Meeting	42
5.5	Merger Sub	43
5.6	Rule 16b-3 Matters	43
5.7	Director Resignations	43
Section 6 - ADDITIONAL AGREEMENTS		43
6.1	Nasdaq; Post-Closing SEC Reports	43
6.2	Access to Information	43
6.3	Public Disclosure	44
6.4	Regulatory Filings; Efforts to Consummate	44
6.5	Notification of Certain Matters; Litigation	46
6.6	Indemnification	47
6.7	Employee Benefits	48
6.8	Takeover Laws	49
6.9	Further Assurances	49
Section 7 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		50
7.1	Conditions to Obligations of Each Party to Effect the Merger	50
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	50
7.3	Additional Conditions to the Obligations of the Company	51
Section 8 - TERMINATION, AMENDMENT AND WAIVER		51
8.1	Termination	51
8.2	Effect of Termination	53
8.3	Fees and Expenses	54
8.4	Amendment	54
8.5	Waiver	54
Section 9 - MISCELLANEOUS		54
9.1	No Survival	54
9.2	Notices	54
9.3	Entire Agreement	55
9.4	Governing Law	56
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	56
9.6	Counterparts and Signature	56
9.7	Severability	56
9.8	Submission to Jurisdiction; Waiver	56
9.9	Service of Process	57
9.10	Rules of Construction	57
9.11	Specific Performance	57
9.12	No Waiver; Remedies Cumulative	58
9.13	Waiver of Jury Trial	58

Annexes

Annex I	Definitions
Annex II	Certificate of Incorporation

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AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 12, 2023, is by and among Pfizer Inc., a Delaware corporation (“Parent”), Aris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Seagen Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, each of the board of directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that the Merger and the transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement and the Voting Agreement (as defined below); (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting (as defined below); and (iv) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s shareholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the “Company Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Baker Bros. Advisors LP (the “Advisor”) is entering into a voting agreement on behalf of itself and the persons listed on Schedule A thereto with Parent and the Company (the “Voting Agreement”), pursuant to which, among other things, the Advisor has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote (or cause to be voted) all of the Covered Shares (as defined in the Voting Agreement) in favor of the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1 - THE MERGER

1.1 The Merger.

(a) On the terms and subject to the conditions of this Agreement, the Company and Merger Sub will consummate the Merger in accordance with the DGCL, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware, (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers, objects and purposes will continue and (iv) the Company will automatically assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.” The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, objects and purposes of the Company and Merger Sub will be vested in the Surviving Corporation, and all claims, debts, liabilities and obligations of the Company and Merger Sub will be the claims, debts, liabilities and obligations of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to be as set forth in Annex II and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation will be “Seagen Inc.”

(c) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.2 Effective Time. Parent, Merger Sub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger will become effective at the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other date and time as the parties hereto will agree in writing (subject to the requirements of the DGCL) and will specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

1.3 The Closing. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the closing of the Merger (the “Closing”) will occur at 9:00 a.m. (New York time) on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (the date on which the Closing occurs, the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.

1.4 Directors and Officers of the Corporation. The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.5 Subsequent Actions. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2 - CONVERSION OF SECURITIES

2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.001 per share (the “Common Shares”), or any shares of common stock of Merger Sub, $0.01 per share (“Merger Sub Common Shares”):

(a) Merger Sub Common Shares. Each issued and outstanding Merger Sub Common Share will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. All Common Shares that are owned by the Company as treasury shares and any Common Shares owned by Parent or Merger Sub will automatically be cancelled and extinguished and will cease to exist, and no consideration will be payable in exchange therefor. Each Common Share that is owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company will be converted into such number of shares of the Surviving Corporation so as to maintain relative ownership percentages.

(c) Conversion of Common Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled or converted in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $229.00 (the “Merger Consideration”). From and after the Effective Time, all such Common Shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “Certificate”) or book-entry share (a “Book-Entry Share”) (as applicable) representing any such Common Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or transfer of such Book-Entry Share (as applicable) in accordance with Section 2.2.

2.2 Exchange of Certificates.

(a) Paying Agent. Parent will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Common Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Common Shares will become entitled in accordance with Section 2.1(c). The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to Parent and the Company. Parent will deposit or cause to be deposited with the Paying Agent on a timely basis, promptly after the Effective Time (and no later than the same day as the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. (New York time), or else, the next Business Day) and as and when needed after the Effective Time, cash necessary to pay for the Common Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of the Common Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Corporation promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation will in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be paid to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five Business Days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Common Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger

Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.5) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Common Share, and the Book-Entry Shares of such holder will forthwith be cancelled.

(c) Certain Transfer Taxes. If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (i) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. None of Parent, Merger Sub and the Surviving Corporation will have any liability for the transfer Taxes and other similar Taxes described in this Section 2.2(c) under any circumstances.

(d) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed, and thereafter no further registration of transfers of Common Shares will be made on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, then they will be cancelled and exchanged as provided in this Section 2.

(e) Termination of Exchange Fund; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Nonetheless, none of Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority will become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by

Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has complied with Section 262 of the DGCL with respect to such Common Shares (the “Dissenting Shares”) will not be converted into any right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights will not have any rights of a shareholder of the Company or the Surviving Corporation with respect to the Dissenting Shares, except those provided in accordance with Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of the Dissenting Shares held by such holder in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case the Dissenting Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.

(b) The Company will give Parent (i) prompt written notice of any written demands for appraisal under Section 262 of the DGCL (including copies of such demands), attempted withdrawals of such demands and any other communications received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and Proceedings with respect to any demands for appraisal; provided that Parent shall not have the right to direct the Company to settle any negotiation or Proceeding with respect to any demands for appraisal with effect prior to the Effective Time. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4 Company Incentive Plans.

(a) As of the Effective Time, each Company Option granted by the Company that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Option described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, to the holder of such Company Option (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, multiplied by (ii) the number of Common Shares then subject to such Company Option (which number, in the case of Company Options subject to performance goals based on stock price hurdles, shall be determined based on actual performance in accordance with the terms of such Company Options, with any Company Options that do not vest being forfeited for no consideration) (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Merger Consideration. As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive the payment contemplated by this Section 2.4(a).

(b) As of the Effective Time, each Company RSU, other than any Post-Signing Company RSU, that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company RSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company RSU (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company RSU (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, no Person will retain any rights with respect to any Company RSUs (other than any Post-Signing Company RSUs) other than the rights of a holder to receive the payment contemplated by this Section 2.4(b).

(c) As of the Effective Time, each Company RSU granted after the date hereof that is unvested and outstanding as of immediately prior to the Effective Time (a “Post-Signing Company RSU”) will be substituted automatically with a Parent cash-based award (each, a “Parent Cash Award”) with respect to an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Post-Signing Company RSU. Each Parent Cash Award shall otherwise be subject to substantially the same terms and conditions applicable to such Post-Signing Company RSU as of immediately prior to the Effective Time.

(d) As of the Effective Time, each Company PSU, other than any Company Products PSU (each, a “Company Non-Products PSU”), that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Non-Products PSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Non-Products PSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company Non-Products PSU (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company Non-Products PSU based on (A) for performance periods that are complete as of the Effective Time, actual performance as reasonably determined by the compensation committee of the Company Board of Directors in the ordinary course of business consistent with past practice and (B) for performance periods that are incomplete as of the Effective Time, the greater of the target and actual performance as of the fifth trading day prior to the Closing as reasonably determined by the compensation committee of the Company Board of Directors in the ordinary course of business consistent with past practice (provided that, for purposes of relative TSR metrics, such actual performance shall be calculated using the Merger Consideration as the Company stock value) (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, no Person will retain any rights with respect to any Company Non-Products PSU other than the rights of a holder to receive the payment contemplated by this Section 2.4(d).

(e) As of the Effective Time, each Company PSU set forth on Section 2.4(e) of the Company Disclosure Letter (each, a “Company Products PSU”), that is unvested and outstanding as of immediately prior to the Effective Time, will be substituted automatically with a Parent Cash Award subject to the same performance-based vesting requirements (a “Parent Performance Cash Award”) with respect to that number of shares of Parent Common Stock that is equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company Products PSU. Each Parent Performance Cash Award shall otherwise be subject to substantially the same terms and conditions applicable to such Company PSU as of immediately prior to the Effective Time.

(f) As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the shares of the Company or any Company Subsidiary will be cancelled. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.4, including sending any requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Section 2.4(a), Section 2.4(b) and Section 2.4(d), all Company Options, Company RSUs (other than Post-Signing Company RSUs) and Company Non-Products PSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Stock Plans with respect thereto other than rights to receive the payments contemplated by Section 2.4(a), Section 2.4(b) or Section 2.4(d). The Company will provide Parent with copies of all such notices, resolutions and other materials in connection with its obligations prior to Closing for Parent’s reasonable review and comment prior to distribution.

(g) As soon as practicable after the date hereof, the Company Board of Directors (or, if appropriate, the administrator of the Company ESPP) will pass such resolutions and take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) each purchase right issued pursuant to the Company ESPP will be fully exercised not later than the earlier of (A) the last day of the current purchase period or (B) 10 Business Days prior to the Effective Time, and, immediately following such purchases, contingent upon the consummation of the Merger, the Company ESPP will terminate.

2.5 Withholding. Each of Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986 (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents) and Section 3.5, as disclosed in the Company SEC Documents filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Company since January 1, 2020 and at least one Business Day prior to the date of this Agreement (but, in each case, excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other precautionary or other forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary (i) is a legal entity duly organized and validly existing and (ii) in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable. Each of the Company and each Company Subsidiary has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed has not had, individually or in the aggregate, a Company Material Adverse Effect. True and correct copies of the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”) and the bylaws of the Company, as amended (the “Bylaws”), in each case, as in effect as of the date of this Agreement, have been made available to Parent and are in full force and effect and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries is in material violation of any of the respective provisions thereof.

3.2 Capitalization; Subsidiaries.

(a) As of the close of business on March 10, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 250,000,000 Common Shares, 187,113,577 of which were issued and outstanding and none of which were held by the Company as treasury shares, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Shares”), no shares of which were issued and outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 5,682,590 Common Shares, (B) 3,025,659 outstanding Company RSUs, (C) 1,019,201 outstanding Company PSUs (assuming maximum performance), (D) rights to purchase a maximum of 543,628 Common Shares pursuant to the Company ESPP (determined based on the fair market value of a Common Share on the first day of the current offering period) and (E) 4,349,617 Common Shares reserved for future issuance under the Company Stock Plans. Since the close of business on the Capitalization Date, there has been no issuance or grant of any Common Shares, Company Preferred Shares or any other securities of the Company, other than any issuances of Common Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Stock Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of the Company Stock Plan Awards.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Stock Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Common Shares issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vi) the Company Stock Plan in accordance with which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action. No Company Option has been granted with a per share exercise price less than the fair market value of a Common Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code. Each grant of a Company Stock Plan Award or right to purchase Common Shares under the Company ESPP was made in accordance with, to the extent applicable, (A) the applicable Company Stock Plan, (B) all applicable securities Laws and any applicable listing and governance rules and regulations of Nasdaq, (C) the Code and (D) all other applicable Laws. The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4, and the treatment of Company Stock Plan Awards as described in Section 2.4 as of the Effective Time will be binding on the holders of Company Stock Plan Awards. All of the outstanding Shares have been issued pursuant to an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.

(c) All of the issued and outstanding Common Shares have been, and all of the Common Shares that may be issued in accordance with any of the Company Stock Plan Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights.

(d) As of the date of this Agreement, other than the Company Stock Plan Awards and rights to purchase Common Shares under the Company ESPP, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other securities of, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any Company Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any Company Subsidiary or (B) affecting the voting rights of securities of the Company or any Company Subsidiary (including shareholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any Company Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any Company Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any Company Subsidiary. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

(e) Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(e) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws), and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Company Subsidiary, and such organizational or governing documents of each of the Company Subsidiaries are in full force and effect. Other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities of any Person other than a Company Subsidiary or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Company Subsidiary owns any Common Shares.

(f) All dividends or distributions on any securities of the Company that have been declared or authorized have been paid in full. All dividends or distributions on any securities of any Company Subsidiary that have been declared or authorized have been paid in full.

3.3 Authority Relative to Agreement.

(a) The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than the approval of the holders of a majority of the outstanding Common Shares entitled to vote on such matters at the Shareholders Meeting (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Company Board of Directors has, by resolutions unanimously adopted by the Company Board of Directors: (i) determined that the Merger and the transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement and the Voting Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting; and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.

3.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor performance by the Company of its obligations under this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming compliance with and that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of or notice to any third Person in accordance with any Contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

(b) No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with applicable rules and regulations of Nasdaq, (iv) as may be required pursuant to Antitrust Laws or Foreign Investment Laws and (v) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

3.5 Company SEC Documents; Financial Statements.

(a) Since January 1, 2020, the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933 (the “Securities Act”) (the “Company SEC Documents”). As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Notwithstanding anything to the contrary in this Section 3.5, none of the representation and warranties contained in this Section 3.5 are made with respect to the Proxy Statement, which instead are contained in Section 3.28. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iv) fairly present in all material respects the financial position, the shareholders’ equity, the comprehensive income and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to the absence of footnotes and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material). No Company Subsidiary is required to file or furnish any form, report or other document with the SEC.

(b) As of the date hereof, no comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(d) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.

(e) As of the date of this Agreement, no SEC Proceedings are pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary. Since January 1, 2020, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written or to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract

(including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

3.6 Absence of Certain Changes or Events. Since January 1, 2023, through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in all material respects in the ordinary course of business consistent with past practice, other than (i) reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Authorities in connection with COVID-19 and (ii) discussions and negotiations related to this Agreement or any other potential strategic transactions,(b) the Company has not had a Company Material Adverse Effect, and (c) neither the Company nor any Company Subsidiary has taken any action that if taken without the consent of Parent after the date of this Agreement would have constituted a breach of Section 5.1(b).

3.7 No Undisclosed Liabilities. Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 15, 2023, (b) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) incurred pursuant to the terms of this Agreement, (d) incurred in the ordinary course of business since December 31, 2022 or (e) incurred in connection with the performance of Contracts as to which the Company or one of the Company Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available to Parent at least one day prior to the date hereof), neither the Company nor any Company Subsidiary has incurred any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

3.8 Litigation. As of the date of this Agreement, (a) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no Order is outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above in this Section 3.8, (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

3.9 Permits; Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, Orders and other authorizations, including any supplements and amendments thereto, necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and assets in accordance with all Laws or to carry on their respective businesses in accordance with all Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, (iv) no modification, suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened and (v) the consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Permit.

(b) The Company, each Company Subsidiary and each of their respective directors, officers and employees, to the extent acting on behalf of the Company or any Company Subsidiary, have been, since January 1, 2020, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

(c) Since January 1, 2020, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers or employees, to the extent acting on behalf of the Company or any of the Company Subsidiaries, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Laws or Company Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter contains a correct and complete list of each material Benefit Plan. “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Pension Plans”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, relocation, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise. With respect to each material Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of the plan document (including all amendments thereto) or a written description if such Benefit Plan is not otherwise in writing. The Company has delivered or made available to Parent correct and complete copies of each Company Stock Plan and the forms of award agreements evidencing the Company Stock Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Common Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no award agreement evidencing any Company Stock Plan Award contains material terms that are not consistent with, or in addition to, such forms.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), each Benefit Plan (i) is and has at all times been maintained, operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and (ii) has been administered, maintained, and operated in both documentary and operational compliance with Section 409A of the Code to the extent applicable.

(c) Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification or result in material liability to the Company.

(d) None of the Benefit Plans is, and none of the Company, any Company Subsidiary or any ERISA Affiliate has, in the past six years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there are no unpaid contributions due with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance Contract or any Law, or to the extent not yet due, such contributions have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA to the Company, any Subsidiary or, following the Effective Time, the Surviving Corporation. “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any Tax or penalty.

(f) With respect to any Benefit Plan, there is no Proceeding pending or threatened in writing, with or by a current or former participant, employee, officer, director or other individual service provider of the Company, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(g) Neither the Company nor any Company Subsidiary has any obligation to provide any material post-termination health or welfare benefits (whether or not insured) to current or former employees, officers, directors or individual service providers, except as specifically required by Part 6 of Title I of ERISA for which the covered Person pays the full premium cost of coverage or under individual employment agreements listed on Section 3.10(a) of the Company Disclosure Letter.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, either alone or in combination with any termination of employment or service (or other event or occurrence), could (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Benefit Plan following the

Effective Time or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Benefit Plan (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law.

3.11 Labor Matters.

(a) No material labor disruptions or organizing activities (including any strike, labor dispute, work slowdown, work stoppage, picketing or lockout) are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred since January 1, 2020. Neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), and none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary, and to the Knowledge of the Company, no demand has been made or petition has been filed or Proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Authority seeking recognition of any Union. No notice, consent or consultation obligations with respect to any employees of Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of the Agreement or the consummation of the transactions contemplated hereby.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2020, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any material liability or obligations under the WARN Act or any similar state, local or foreign Law.

(c) There is not, and since January 1, 2020 there has not been, any (i) Proceeding pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all employees of the Company have provided appropriate documentation demonstrating their authorization to work in the jurisdiction in which they are working, and each Person who requires a visa, employment pass or required permit to work in the jurisdiction in which he or she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary.

(e) (i) No current officer, director or employee of the Company or any Company Subsidiary at the level of Senior Vice President or above has since January 1, 2020 been the subject of any sexual harassment, sexual assault, sexual discrimination or other material harassment or discrimination allegations in connection with his or her employment with the Company or any Company Subsidiary and (ii) since January 1, 2020, neither the Company nor any Company Subsidiary has entered into any settlement agreements relating to allegations of sexual harassment, sexual assault, sexual discrimination or other material harassment or discrimination by any officer, director or employee of the Company or any Company Subsidiary at the level of Senior Vice President or above.

3.12 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns).

(b) The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the date of their most recent consolidated financial statements contained in the Company SEC Documents, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) in accordance with GAAP and (ii) will not materially exceed that reserve or accrual as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Company Subsidiaries in filing their Tax Returns. The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.

(c) There are no, and have not in the preceding six years been any, pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to material Taxes of or with respect to the Company or any Company Subsidiary. No deficiencies for material Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Since July 1, 2019, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(d) All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose. The Company and each Company Subsidiary have complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.

(e) There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to material Taxes of the Company or of any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.

(f) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing, (ii) any prepaid amount received on or prior to the Closing, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made on or prior to the Closing, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing or (v) any intercompany transaction entered into on or prior to the Closing or any “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) existing as of immediately prior to the Closing. Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.

(g) Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or similar Tax group (other than such a group comprised solely of the Company and/or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business and the principal subject matter of which is not Taxes).

(h) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnification agreement or similar Contract or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary or (ii) customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.

(i) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than those described in clause (a) of the definition of “Permitted Lien.”

(j) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state or local Law.

(k) Neither the Company nor any Company Subsidiary has been a party to any transaction purported or intended to be governed by Section 355(a) of the Code within the past two years.

(l) To the Knowledge of the Company, as of December 31, 2022, the Company had approximately $682 million of gross federal net operating loss carryforwards, $171.4 million of gross state net operating loss carryforwards, $33.7 million of gross foreign net operating loss carryforwards, and $328.2 million of tax credit carryforwards. To the Knowledge of the Company as of the date hereof, the Company has not undergone an “ownership change” (within the meaning of Section 382 and the Treasury Regulations promulgated thereunder), and none of the net operating losses, capital losses, credits, carryovers or similar Tax attributes of the Company are affected by or subject to limitation under Section 382, 383 or 384 of the Code, Treasury Regulations Section 1.1502-15, -21 or -22, or otherwise (including under any provision of applicable state, local or foreign Law).

3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which, together with all material amendments, waivers or other changes thereto, has been made available to Parent. “Company Material Contract” means any Contract to which the Company or any of the Company Subsidiaries is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than a Benefit Plan or Lease or any Contract to which Parent or any of its Affiliates is a party, that:

(i) is a Contract involving payment by or to the Company or a Company Subsidiary of more than $20,000,000 in calendar year 2022 or is expected to involve payment by or to the Company or a Company Subsidiary of more than $20,000,000 in calendar year 2023;

(ii) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(iii) is a joint venture, collaboration, alliance, partnership, shareholder, development, co-development, co-promotion or similar profit-sharing Contract, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(iv) is an agency, sales, marketing, commission, distribution, formulary or medical benefit coverage, international or domestic sales representative or similar Contract that resulted in the payment by or to the Company or any Company Subsidiary of more than $10,000,000 in the aggregate in calendar year 2022 or is expected to involve payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2023;

(v) is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness (or commitments in respect thereof) in excess of $5,000,000 of the Company or any Company Subsidiary (whether outstanding or as may be incurred);

(vi) is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary in excess of $5,000,000;

(vii) is a Contract not otherwise listed under any other prong of this Section 3.13(a) that creates future payment obligations, including settlement agreements, in excess of $20,000,000, or creates or could create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary in excess of $20,000,000, or restricts the payment of dividends;

(viii) is a Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights) that does not terminate by its terms in connection with the Closing without any liability to the Company or any Company Subsidiary;

(ix) is a Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of the Company or any Company Subsidiary that have a fair market value or purchase price of more than $10,000,000;

(x) is a Government Contract;

(xi) is a Contract that (A) contains exclusivity obligations or otherwise materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute or manufacture any material products or services for any Person or (B) otherwise materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (I) the manner or the localities in which any business of the Company or any Company Subsidiary is or could be conducted or (II) the lines or types of businesses that the Company or any Company Subsidiary conducts or has a right to conduct;

(xii) is a Contract relating to the acquisition or disposition of any Person or any business division thereof that contains material indemnities, deferred or contingent purchase price obligations or other payment obligations that remain outstanding;

(xiii) is an Intellectual Property Agreement where such Contract is material to the Company and the Company Subsidiaries, taken as a whole, or is material to any commercialized Company Product or any Specified Company Pipeline Products;

(xiv) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices), in each case, that is material to the Company and the Company Subsidiaries taken as a whole;

(xv) any Contract pursuant to which the Company or any Company Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Company or any Company Subsidiary of more than $20,000,000 in the aggregate over a 12-month period, in either milestone or contingent payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(xvi) is a Contract which provides for a loan or advance in excess of $50,000 to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business consistent with past practice;

(xvii) is a Contract with any contract research organization and resulted in the payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2022 or is expected to involve payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2023; or

(xviii) is a “single source” Contract with respect to material(s) or services incorporated or referenced in the Chemistry, Manufacturing, and Controls (CMC) section of an approved or submitted IND (including equivalent regulatory submissions outside the U.S.) or NDA (including equivalent regulatory submissions outside the United States) with respect to a commercialized Company Product or any Specified Company Pipeline Products.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect.

3.14 Intellectual Property.

(a) The Company or a Company Subsidiary owns, is licensed to use or otherwise has the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property, all registrations of any of the foregoing, or applications therefor, in each case, that are material to the business of the Company and the Company Subsidiaries as presently conducted or any commercialized Company Product or any Specified Company Pipeline Products (collectively, the “Company Intellectual Property,” and all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and the Company Subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use all Company Intellectual Property that is not solely owned by the Company or a Company Subsidiary. This Section 3.14(a) shall not constitute or be deemed to be a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any third Person.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all issued Patents, Patent applications, registered Trademarks, Trademark applications, registered Copyrights, Copyright registration applications and internet domain names (collectively, “Registered Company Intellectual Property”) that are (i) owned or purported to be owned by the Company or a Company Subsidiary, (ii) in which the Company or a Company Subsidiary has any ownership rights or (iii) that are exclusively licensed to the Company or a Company Subsidiary and the Company or a Company Subsidiary controls prosecution and maintenance thereof (clauses (i) and (ii), the “Owned Registered Company Intellectual Property”). Such list indicates for each item, as applicable, the record owner or owners, application or registration number, filing, issuance, applicable filing jurisdiction, registration or application date, and current status. Other than items denoted as “expired,” “abandoned,” or “inactive” in Section 3.14(b) of the Company Disclosure Letter and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Owned Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, all issued or granted items included therein are in full force and effect, and have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole): (i) with respect to the Registered Company Intellectual Property, the Company has taken commercially reasonable steps to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Registered Company Intellectual Property, (ii) all filings, payments and other actions required to be made or taken by the Company or the Company Subsidiaries to maintain registration, prosecution and/or maintenance of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, (iii) with respect to Registered Company Intellectual Property, the Company and the applicable Company Subsidiaries have complied with all of their respective duties of disclosure, candor and good faith to the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office, (iv) with respect to the Registered Company Intellectual Property for which it controls the prosecution thereof, the Company and the applicable Company Subsidiaries have complied with all other procedural requirements of the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office to maintain the validity of such Registered Company Intellectual Property, including properly identifying Company inventors on all such Patents, filing all necessary and applicable affidavits of inventorship, ownership, use and continuing use and other filings in a timely manner, and paying all necessary and applicable maintenance fees and other fees in a timely manner to file, prosecute, obtain and maintain in effect all such rights, and (v) the Company and the applicable Company Subsidiaries have validly executed and filed assignment documents with relevant Governmental Authorities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s or the Company Subsidiary’s Owned Registered Company Intellectual Property previously owned by a third party and to record such transfer where required by applicable Law. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), each of the Patents in the Owned Registered Company Intellectual Property and, to the Knowledge of the Company, each of the Patents in the Registered Company Intellectual Property that is not Owned Registered Company Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the named inventors of each of the Patents in the Owned Registered Company Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively and all such assignments to the Company or a Company Subsidiary of the Owned Registered Company Intellectual Property are valid and, to the Knowledge of the Company, enforceable.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, the Company and the Company Subsidiaries have not, nor has the practice and exploitation of the Company Intellectual Property by the Company and the Company Subsidiaries or the conduct of the business of the Company and the Company Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of others since January 1, 2020. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor a Company Subsidiary has received any written charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging or threatening to allege any interference, infringement, misappropriation, dilution, violation or conflict of the Intellectual Property rights of others (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights).

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, since January 1, 2020, no third party has infringed upon, diluted, misappropriated, violated, or asserted any competing claim of right to use or own any Company Intellectual Property that is owned or exclusively licensed to the Company. In particular, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or Proceeding pending, asserted or threatened in writing against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property that is owned or exclusively licensed to the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective Representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property that is owned or exclusively licensed to the Company.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property free and clear of any Liens, other than Permitted Liens and the licenses and other rights granted by the Company or a Company Subsidiary pursuant to the Company Material Contracts set forth on Section 3.13(a)(xiii) of the Company Disclosure Letter. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, the Company and Company Subsidiaries own or have adequate rights to use all Intellectual Property developed, filed, registered for, or used in the business of the Company and the Company Subsidiaries as presently conducted without any infringement, misappropriation or violation of the Intellectual Property of others. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and Company Subsidiaries will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property used by the Company and Company Subsidiaries to substantially the same extent as prior to the Closing.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all prior art and information known to the Company and any Company Subsidiary and relevant to the patentability of the Patents included in the Registered Company Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Registered Company Intellectual Property in accordance with applicable Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Registered Company Intellectual Property.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company: (i) none of the activities of the employees of the Company or any Company Subsidiary violates any agreement or arrangement which any such employees have with former employers and (ii) all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by the Company or any Company Subsidiary, in each case, where required by applicable Law to transfer all such rights to the Company or a Company Subsidiary.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has proprietary knowledge of or information relating to Trade Secrets of the Company or any Company Subsidiary has entered into an agreement or agreements restricting such Person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of the Company and the Company Subsidiaries as presently conducted; or (iii) grant third parties any material or exclusive (including field- and territory-limited rights) rights under Company Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), after giving effect to the Merger, no past or present director, officer, employee, consultant or independent contractor of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all Trade Secrets and other confidential information that are owned, used or held in confidence by the Company or any Company Subsidiary, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to such Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, (i) no Trade Secret of the Company or any Company Subsidiary has been authorized to be disclosed or disclosed to any third party in violation of confidentiality obligations to the Company or any Company Subsidiary, and (ii) no party to a nondisclosure agreement with the Company or any Company Subsidiary is in breach or default thereof.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property, (ii) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property, or (iii) breach of any license agreement or creation on behalf of any third party the right to terminate or modify any agreement to which the Company or Company Subsidiary is a party and pursuant to which the Company or a Company Subsidiary is authorized or licensed to use any third party Intellectual Property.

(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the Knowledge of the Company, any other Company Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Authority or agency, except where such development or creation has not resulted in such Government Authority, agency, academic or non-profit research facility having any ownership or license rights with respect to any such Owned Company Intellectual Property.

(n) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) The IT Systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or the Company Subsidiaries and used by the Company or the Company Subsidiaries in conducting their respective businesses (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) since January 1, 2020, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (iii) to the Knowledge of the Company, since January 1, 2020, there have not been any incidents of unauthorized access or other Security Breaches of the Company Systems, (iv) to the Knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable or assist any Person to access without authorization any Company System and (v) to the Knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase software, hardware, or data. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and Company Subsidiaries are not in breach of any of their Contracts relating to Company Systems and (ii) since January 1, 2020, the Company and Company Subsidiaries have not been subjected to an audit in connection with the breach by the Company and the Company Subsidiaries of any Contract pursuant to which they are granted rights to use any third-party IT System, nor received any written notice of intent to conduct any such audit.

(o) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) neither the Company or any Company Subsidiary has agreed to, nor has an obligation to, indemnify any third party development or commercialization partner for or against any interference, infringement, misappropriation, dilution, violation or other conflict with respect to Company Intellectual Property, and (ii) no infringement, misappropriation, dilution, violation or similar claim or action is pending or, to the Knowledge of the Company, threatened against the Company, a Company Subsidiary or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a Company Subsidiary with respect to such claim or action.

3.15 Real Property; Personal Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole (the “Company Owned Real Property”) as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good, valid and marketable fee title to or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets free and clear of all Liens, except for Permitted Liens or minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not decrease the value of such properties and assets or interfere with its ability to conduct its business as currently conducted.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use, co-working service and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary leases, subleases or otherwise uses or occupies any real property or obtains co-working services from or to any other Person (whether as a tenant or subtenant or in accordance with other occupancy or service arrangements), in each case, that is material to the Company and the Company Subsidiaries, taken as a whole (the “Company Leased Real Property”) as of the date of this Agreement. The Company has provided Parent a correct and complete copy of each such Lease, and all amendments thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary, as applicable, have valid leasehold or sublease interests in all of the Company Leased Real Property, free and clear of all Liens, other than Permitted Liens, and (ii) the Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property, and are using such Company Leased Real Property for the purposes permitted by the applicable Leases.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written communication from, or delivered any written communication to, any other party to a Lease for any Company

Leased Real Property alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in breach or violation of or default under such Lease.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Leased Real Property, (ii) neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein, and (iii) to the Knowledge of the Company, there are no pending Proceedings or Proceedings threatened in writing to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

3.16 Environmental. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary are and since January 1, 2020 have been in compliance with all applicable Environmental Laws, including possessing and complying with all Company Permits required for their operations in accordance with Environmental Laws, which includes compliance with all Environmental Laws governing the registration or authorization of the use of Hazardous Materials in products;

(b) (i) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or threatened in writing, (ii) neither the Company nor any Company Subsidiary has received written notice or a written request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual or potential violation of any Environmental Law or otherwise may have liability under any Environmental Law, the subject of which notice or request is unresolved and (iii) neither the Company nor any Company Subsidiary is a party or subject to any ongoing obligations pursuant to any Order or agreement resolving any alleged violation of or liability under any Environmental Law;

(c) no Hazardous Materials have been released by the Company or any Company Subsidiary, or, to the Knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner or to a degree that has resulted in or is reasonably likely to result in an obligation for the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or that otherwise has resulted in or is reasonably likely to result in liability to the Company or any Company Subsidiary under any Environmental Law;

(d) neither the Company nor any Company Subsidiary has entered into any written agreement or to the Knowledge of the Company incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs in connection with any Environmental Law, or relating to the generation, use, storage, disposal or exposure to Hazardous Materials; and

(e) no capital improvements currently are required or planned to be undertaken at any of the Company or Company Subsidiary owned or leased properties for the purpose of achieving or maintaining compliance with Environmental Laws or Company Permits issued pursuant to Environmental Laws.

3.17 Anti-Corruption; Sanctions.

(a) Since January 1, 2018, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company, nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective current or former officers, directors or, to the Knowledge of the Company, any other Representative, acting, in each case, on behalf of the Company or any Company Subsidiary, has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment, employment opportunity, or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, or has otherwise violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).

(b) Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any other Representative, in each case, acting on behalf of the Company or any Company Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) is under internal or, to the Knowledge of the Company, external investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has, since January 1, 2018, received any notice or other communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, inquiry, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c) The Company and the Company Subsidiaries maintain, and have since January 1, 2018 maintained, appropriate policies and procedures designed to ensure compliance with the Anti-Corruption Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer or employee of any of the Company or the Company Subsidiaries, is, or since January 1, 2018 has been, (i) a Restricted Party or (ii) majority owned or Controlled by a Restricted Party.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary are, and since January 1, 2018 have been, in compliance with all Global Trade Control Laws, which includes, but is not limited to, possession of and compliance with all licenses, permits, variances, registrations, exemptions, Orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2018, all of the Company Products have been imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed, and distributed by or on behalf of the Company or any Company Subsidiary in compliance with all applicable Global Trade Control Laws.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, since January 1, 2018, neither the Company nor any Company Subsidiary has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Sanctioned Country and is not currently doing so, in each case, in violation of applicable Sanctions.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, (i) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry by any Governmental Authority with respect Global Trade Control Laws is pending or, to the Knowledge of the Company, threatened.

3.18 FDA and Related Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there are no actual or, to the Knowledge of the Company, threatened enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority against the Company or any Company Subsidiary. Since January 1, 2020, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened claim, suit, Proceeding, hearing, audit, inspection, investigation, arbitration or other action by the FDA or any comparable Governmental Authority against the Company or any Company Subsidiary or relating to any Company Product (including product candidates), and, to the Knowledge of the Company, neither the FDA nor any comparable Governmental Authority is considering such action.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, all applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to the FDA or any comparable Governmental Authority, including all adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, by the Company or any Company Subsidiary, have been so filed, maintained or furnished. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all such applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing). As of the date hereof, the Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application (an “IND”), New Drug Application (an “NDA”), Biologics License Application (“BLA”), clinical trial applications in Canada and approval letters for clinical trial applications in jurisdictions other than the United States and Canada sponsored and presently held by the Company with respect to each Company Product or product candidate, including all supplements and amendments thereto, (ii) copies of all clinical study reports under such INDs, and (iii) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Authority with respect to such INDs.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary nor, from January 1, 2020 through the date hereof, to the Knowledge of the Company, any supplier to the Company or any Company Subsidiary, to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary, has received any FDA Form 483, notice of violation, warning letter, untitled letter or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Company Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, to the Knowledge of the Company, neither the Company nor any Company Subsidiary nor, from January 1, 2020 through the date hereof, to the Knowledge of the Company, any supplier to the Company or any Company Subsidiary, to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary, has received any written notice from any Person alleging that any operation or activity of the Company or any Company Subsidiary or such supplier is in violation of any Healthcare Law.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, any and all preclinical studies and clinical trials, and other studies and tests, being conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in compliance with all applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, no clinical studies conducted by or on behalf of the Company or any Company Subsidiary have been placed on clinical hold or terminated or suspended prior to completion. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice, written correspondence or other written communication from the FDA, any other comparable Governmental Authority, any Institutional Review Board (or equivalent, duly constituted under applicable local law(s)) or clinical investigator alleging a lack of compliance with any Healthcare Laws or requiring the termination, suspension or modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable, and (ii) “Good Laboratory Practices” means applicable FDA regulations for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable, and (iii) “Institutional Review Board” means the entity defined in 21 C.F.R. § 50.3(i).

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the development, testing, manufacture, processing, packaging, labeling, import, export, advertising, promotion, distribution, storage, marketing, commercialization and sale, as applicable, of the Company Products (including with respect to development, testing, manufacture, processing or packaging, all active pharmaceutical ingredients, excipients, and other materials utilized in manufacturing, or incorporated in, the Company Products (as applicable)) have been and are being conducted in compliance with all applicable Healthcare Laws, including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, and, from January 1, 2020 through the date of this Agreement, the Company has not received any written notice, written correspondence or other written communication from the FDA or any other comparable Governmental Authority of competent jurisdiction alleging a lack of compliance therewith. For the purposes of this Agreement, “Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R. Parts 210-211 and any similar state, local or foreign Laws, as applicable.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) since January 1, 2020, there have been no recalls, field notifications or corrective actions, market withdrawals or replacements, “dear doctor” letters or investigator notices relating to any Company Product, and (ii) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling of or the termination or suspension of the development, manufacture, distribution, marketing or testing of any Company Product. All safety alerts, IND safety reports and periodic aggregate safety reports, in each case, that are material, from January 1, 2020 through the date of this Agreement that relate to any Company Product have been made available to Parent.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents or clinical investigators have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no claims, actions, Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective officers, employees or agents.

(h) Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

3.19 Healthcare Regulatory Compliance.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the Company and each Company Subsidiary has been and, from January 1, 2020 through the date hereof, to the Company’s Knowledge, all Representatives (when acting on behalf of the Company or any Company Subsidiary) and suppliers (to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary), have been, in compliance with all applicable Healthcare Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), as of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, Proceeding, written notice or demand pending, received by or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary related to such Healthcare Laws.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company has implemented a compliance program reasonably designed to ensure compliance with applicable Healthcare Laws and PhRMA and other industry codes and standards.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.20 Data Privacy and Information Security. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole):

(a) Since January 1, 2020, the Company and each Company Subsidiary have complied with all applicable (i) Laws, (ii) written contractual obligations and (iii) publicly posted privacy policies to which the Company and each Company Subsidiary is subject, in each case, that are related to privacy, patient confidentiality, information security, data protection or the Processing of Personal Information (collectively, the “Privacy Obligations”). Neither the Company nor any of the Company Subsidiaries have received written notices or complaints, and no claims (whether by a Governmental Authority or Person) are pending or threatened in writing against the Company or any of the Company Subsidiaries, alleging any violation of Privacy Obligations.

(b) The Company and each Company Subsidiary maintains appropriate (i) written policies and procedures, and (ii) organizational, physical, administrative and technical safeguards, in each case, designed to protect Personal Information against a Security Breach. The Company and each Company Subsidiary periodically assess risks to privacy and the confidentiality and security of Personal Information. Since January 1, 2020, to the Knowledge of the Company, (i) there have been no Security Breaches of any of the Company Systems or any of the IT Systems of the Company, the Company Subsidiaries, or the respective vendors that Process Personal Information on the Company’s or the Company Subsidiaries’ behalf and (ii) there have been no disruptions in the Company Systems or any of the IT Systems of the Company, the Company Subsidiaries, or such vendors that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations.

(c) The Company and each Company Subsidiary (i) has, since January 1, 2020, operated its respective business in compliance with all Privacy Obligations, and (ii) has implemented confidentiality, security and other protective measures in connection with (i) of this subsection (c), including, as required by applicable Law, by obtaining study subjects’ consent and/or authorization to use and disclose Personal Information for research.

(d) Since January 1, 2020, none of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on their behalf has experienced any Security Breach for which written notification was provided or required to be provided by the Company, any Company Subsidiary, or to the Knowledge of the Company, such vendors to any Person or Governmental Authority under any applicable Laws related to privacy, information security, data protection or the Processing of Personal Information.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary (i) has obtained or will obtain required rights, permissions, and consents to permit the transfer of Personal Information controlled by the Company or any Company Subsidiaries to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement; or (ii) has otherwise verified that applicable Law permits it to transfer such Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement.

3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such material insurance policies are in full force and effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that it is in default with respect to any obligations under such material policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such material insurance policies.

3.22 Takeover Statutes. The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar U.S. federal or state law (including Section 203 of the DGCL) inapplicable to this Agreement, the Voting Agreement, the Merger or any other transactions contemplated hereby or thereby.

3.23 Brokers. No investment banker, broker, finder or other intermediary (other than Centerview Partners LLC and MTS Health Partners, L.P., the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Correct and complete copies of all agreements between the Company and Centerview Partners LLC and between the Company and MTS Health Partners, L.P. have been delivered to Parent.

3.24 Opinion of Financial Advisor. The Company Board of Directors (in such capacity) has received the opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Common Shares in the Merger (other than Common Shares to be cancelled or converted in accordance with Section 2.1(b) of this Agreement, Dissenting Shares and any Common Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.25 Interested-Party Transactions. Other than Agreements between the Company and any of its wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans) with any Affiliate, shareholder that beneficially owns five percent or more of the outstanding Common Shares, or current or former director or executive officer of the Company. To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

3.26 Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any Company Products now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims or other Proceedings pending or, to the Knowledge of the Company, threatened, alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any Company Products.

3.27 Suppliers. Section 3.27 of the Company Disclosure Letter sets forth the 20 largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the 12 months ended December 31, 2022. Since December 31, 2022, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.28 Proxy Statement. The Proxy Statement on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub for inclusion therein.

3.29 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, (i) neither the Company or any other Person on behalf of the Company makes, and the Company, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries, and neither Parent nor Merger Sub is relying on any representation or warranty other than those expressly set forth in this Agreement and (ii) neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from Parent’s or Merger Sub’s or any of their Representatives’ use of any information provided by the Company in connection with the transactions contemplated by this Agreement, including any information, documents or material made available to Parent or Merger Sub or any of their Representatives in the due diligence materials provided to Parent, Merger Sub or any of their Representatives, including in the Data Room, management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. The Company agrees that, other than the representations and warranties expressly set forth in this Agreement, neither Parent nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (i) has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent Parent and Merger Sub from consummating the Merger and the other transactions contemplated hereunder to be consummated by Parent or Merger Sub by the Outside Date (a “Parent Material Adverse Effect”).

4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Merger. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor performance by Parent and Merger Sub of their respective obligations under this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole shareholder of Merger Sub as at the date hereof (or the approval of a Subsidiary of Parent), of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws or Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Brokers. Neither Parent nor Merger Sub has made any arrangements with respect to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby for which the Company would be responsible.

4.6 Sufficient Funds. As of the Closing Date, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds necessary to pay the amounts required to be paid by Parent or Merger Sub, as applicable, pursuant to this Agreement. The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.

4.7 Merger Sub. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.

4.8 Proxy Statement. None of the information supplied by Parent or its Subsidiaries about Parent or its Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent or its Subsidiary as the sole shareholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

4.10 No Interested Stockholder. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL).

4.11 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and Parent, on behalf of itself, Merger Sub and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to Parent or any of its Subsidiaries, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement, or (b) any oral or, except for the representations and warranties made by the Company in Section 3, written information made available to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

SECTION 5 - COVENANTS AND OTHER AGREEMENTS

5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with COVID-19, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by COVID-19 or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, COVID-19 (including any response to COVID-19), the Company will, and will cause the Company Subsidiaries to use their respective commercially reasonable efforts to conduct in all material respects the business of the Company and the Company Subsidiaries in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision.

(b) Without limiting the generality of clause (a) above, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with COVID-19, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by COVID-19 or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, COVID-19 (including any response to COVID-19), the Company will not, and will cause each Company Subsidiary not to:

(A) amend the Certificate of Incorporation or the Bylaws or the organizational documents of any Company Subsidiary;

(B) adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiaries’ securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities (which include Company Options, Company RSUs and Company PSUs), except pursuant to the forfeiture conditions of Company Options, Company RSUs or Company PSUs or the cashless exercise or Tax withholding provisions of Company Options, Company RSUs or Company PSUs, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement;

(C) issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire such securities or the value of which is measured by such securities (excluding any issuance, sale, pledge, transfer, disposition, encumbrance or grant by a Company Subsidiary to the Company or any wholly owned Company Subsidiary); provided, however, that the Company may issue Common Shares upon the exercise of Company Options or vesting and settlement of Company RSUs or Company PSUs outstanding on the Capitalization Date or granted following the Capitalization Date in accordance with this Agreement as required by their respective terms or issuable to participants in the Company ESPP as required by the terms thereof;

(D) declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities, except for dividends or distributions payable by any Company Subsidiary to the Company or any wholly owned Company Subsidiary;

(E) except as required in accordance with a Benefit Plan in effect as of the date of this Agreement, (1) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement, (2)(I) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, or (II) increase the base salary and/or cash bonus opportunity of any current or former director, officer or employee at the level of Vice President or above, (3) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (4) provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed), or (5) except as may be required by GAAP, materially change the manner in which contributions to such broad-based Benefit Plans are made or the basis on which such contributions are determined;

(F) hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee at (or who would be promoted to be at) the level of Vice President or above, in each case except as required to fill open positions as set forth on Section 5.1(b)(F) of the Company Disclosure Letter;

(G) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;

(H) except in accordance with a Benefit Plan in effect as of the date of this Agreement, make any loan or advance to (other than travel and similar advances to its employees, consultants and service providers in the ordinary course of business consistent with past practice), or capital contribution to, any Person (other than any wholly owned Company Subsidiary);

(I) forgive any material loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(J) acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the tangible or intangible assets, business or tangible or intangible properties of any Person or enter into any license-in that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case, other than (1) transactions solely among the Company and its wholly owned Subsidiaries, and (2) acquisitions by the Company of short-term investments for cash management purposes in the ordinary course of business consistent with past practice;

(K) sell, pledge, dispose of, transfer, abandon, assign, exchange, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary (other than Intellectual Property, which is the subject of Section 5.1(b)(S)), other than (1) transactions of inventory, excess or obsolete properties or assets in the ordinary course of business consistent with past practice, (2) dispositions by the Company of short-term investments for cash management purposes in the ordinary course of business consistent with past practice and (3) transactions solely among the Company and its wholly owned Subsidiaries;

(L) pay, discharge, satisfy or cancel any Indebtedness, in each case, other than (x) any such transactions that are solely among the Company and its wholly owned Subsidiaries or (y) under capital or finance leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business and consistent with past practice;

(M) (1) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness incurred in respect of any Person, or (3) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, in each case, other than (x) any such transactions (other than the issuance of debt securities) that are solely among the Company and its wholly owned Subsidiaries or (y) under capital or finance leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business and consistent with past practice;

(N) other than with respect to Contracts relating to the activities expressly described in any other clause of this Section 5.1(b), which will be governed by those respective clauses, negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property;

(O) negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;

(P) make any material change to the Company’s or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

(Q) make or agree to make any capital expenditures that would exceed the Budget and Capital Plan; provided, however, that this clause shall not restrict the Company from making or agreeing to make any capital expenditures as may be reasonably necessary in connection with any emergency repair, maintenance or replacement, to protect human health and safety or to comply with applicable Law so long as, to the extent reasonably practicable, the Company provides reasonable advance notice to Parent and consults in good faith with Parent prior to making any such expenditures in excess of the Budget and Capital Plan that are individually in excess of $150,000;

(R) agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $3,500,000 (net of insurance proceeds) in the aggregate;

(S) (1) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person (other than any wholly owned Company Subsidiary) any rights to any material Company Intellectual Property, other than entering into non-exclusive licenses and sublicenses in the ordinary course of business consistent with past practice, (2) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Copyrights or Trademarks expiring in accordance with their terms, or in circumstances where filing, renewal, or continued maintenance of a Patent, Copyright or Trademark is not possible or would otherwise be prejudicial to other Company Intellectual Property, in each case, as determined in the Company’s reasonable judgment) any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (3) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (4) make any change in material Company Intellectual Property that does or would reasonably be expected to materially impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto, (5) disclose to any Person (other than Representatives of Parent and Merger Sub) any material Trade Secrets, know-how or confidential or proprietary information, except in the ordinary course of business consistent with past practice to a Person that is subject to customary confidentiality obligations or (6) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Intellectual Property, in each case of the foregoing clauses (2) through (4), other than, with respect to Patent and Trademark applications, in connection with the ordinary course of prosecution at the United States Patent and Trademark Office and state, local and foreign equivalents thereof;

(T) (1) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (2) file any material amended Tax Return, (3) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (4) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to income Taxes or other material Taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any state, local or foreign Law) with respect to any material Tax, (6) surrender any right to claim a material Tax refund, (7) fail to timely pay any income or other material Tax that becomes due and payable (including any material estimated Tax payments) or (8) take any action or step that is reasonably expected to have a material risk of changing the tax residence of the Company or any Company Subsidiary for Tax purposes or causing it to be treated as having a branch or permanent establishment in any jurisdiction other than its jurisdiction of incorporation;

(U) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, winding-up, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(V) write up, write down or write off the book value of any material assets;

(W) fail to use commercially reasonable efforts to maintain in effect the level of insurance coverage provided under the current material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses with insurers having an A.M. Best rating of A-VII or better, or with carriers who, to the Company’s Knowledge at the time of policy binding, are reputable and financially sound, in cases where an A.M. Best rating is not available;

(X) initiate (or commit to initiate) any new clinical trials, including initiation of a new institutional review board process, other than (i) the trials set forth in Section 5.1(b)(X) of the Company Disclosure Letter or (ii) any clinical trial that would not result in aggregate expenditures (including clinical research organization fees, regulatory filing fees, study drug or materials, investigator fees, trial site costs and other outside expenses of such trials) over the course of such clinical trial of more than $75,000,000; or

(Y) enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

(c) Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and any Company Subsidiary prior to the Effective Time, and the Company will not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would reasonably be expected to violate applicable Law (including any Antitrust Law). Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.2 No Solicitation.

(a) The Company will cease and terminate, and will direct its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any Company Acquisition Proposal as of the date of this Agreement. Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal which constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (B) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Company Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition

Proposal, or grant any waiver or release under any restriction from making a Company Acquisition Proposal, in each case, other than discussions solely to notify such Person of the terms of this Section 5.2 or to clarify the terms and conditions of such proposal or offer. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the date on which the Company Requisite Vote is obtained, the Company and its Representatives may furnish non-public information concerning the Company’s business, properties or assets to any Person in accordance with a confidentiality agreement with terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not include a standstill provision) and may participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal if, but only if, such Person has submitted a bona fide proposal to the Company relating to such Company Acquisition Proposal that did not result from a material breach of Section 5.2(a) and that the Company Board of Directors determines in good faith, after consultation with its financial advisors, either constitutes or could reasonably be expected to lead to a Superior Proposal. From and after the date of this Agreement and prior to the Shareholders Meeting, the Company will promptly (and in any event within 48 hours) notify Parent if the Company or any Company Subsidiary or Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal. The Company will provide Parent promptly (and in any event within such 48-hour period) with the identity of such Person and a correct and complete copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company will keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, the Company will promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent. The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s shareholders under applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make a Company Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.2. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is a written Company Acquisition Proposal that did not result from a material breach of Section 5.2(a) (provided, that for this purpose the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”) on terms (x) which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Common Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such Company Acquisition Proposal and this Agreement, including the likelihood that the transactions contemplated by such Company Acquisition Proposal or this Agreement will be completed.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any Alternative Acquisition Agreement providing for the consummation of a transaction contemplated by any Company Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)). The Company, promptly following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Superior Proposal, will notify Parent of such determination.

(d) Notwithstanding anything in Section 5.2(c) to the contrary, prior to the date on which the Company Requisite Vote is obtained, if the Company receives a Company Acquisition Proposal and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the holders of the Common Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee in accordance with Section 8.2 to the extent required thereby and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a Company Adverse Recommendation Change in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (II) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) regarding any adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal and (III) following any negotiation described in clause (II) above, the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four Business Days will be deemed two Business Days. Any Company Adverse Recommendation Change will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.

(e) The Company Board of Directors may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Company Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board of Directors will not make a Company Adverse

Recommendation Change unless the Company has (i) provided to Parent at least four Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four-Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.

(f) The Company will promptly (but in no event later than three Business Days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(g) Nothing in this Section 5.2 or elsewhere in this Agreement will prohibit the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(d).

5.3 Proxy Statement. The Company will, as soon as reasonably practicable following the date of this Agreement, and in any event within 25 Business Days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly (and in any case no later than 24 hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Requisite Vote there will occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. Parent and its counsel will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company will give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company will (a) establish a record date, (b) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (c) thereafter commence mailing the Proxy Statement to the Company’s shareholders as promptly as practicable after (i) the first Business Day after the date that is 10 calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (ii) the date on which the Company shall have been informed by the SEC staff that it has no further comments on the document. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.

5.4 Shareholders Meeting. The Company will, as soon as reasonably practicable following the mailing of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Requisite Vote and, subject to Section 5.2, use its reasonable best efforts to solicit approval of this Agreement. The Company will schedule the Shareholders Meeting to be held within 25 Business Days of the initial mailing of the Proxy Statement (or if the Company’s nationally recognized proxy solicitor advises that 25 Business Days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Company Requisite Vote, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)); provided, that, the Company shall be permitted to postpone or adjourn the Shareholders Meeting, but only (a) if the Company is unable to obtain a quorum of its shareholders at such time, to the extent necessary in order to obtain a quorum of its shareholders,

(b) if there are not sufficient affirmative votes in Person or represented by proxy at such meeting to obtain the Company Requisite Vote, to allow reasonable time for solicitation of proxies for purposes of obtaining the Company Requisite Vote, (c) if the Company Board of Directors has determined in good faith, after consultation with Parent, that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable time for the mailing of any supplemental or amended disclosure required thereby or (d) if the Company is required to do so by a court of competent jurisdiction; provided, further, that: (i) to the extent permitted by applicable Law, the Company may not postpone or adjourn the Shareholders Meeting by more than 15 calendar days past the originally scheduled date without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (ii) if applicable, the Company shall respond as promptly as reasonably practicable to resolve any SEC comments and (iii) the Company shall reconvene the Shareholders Meeting at the earliest practicable date on which the Company Board of Directors reasonably expects to have sufficient affirmative votes to adopt this Agreement.

5.5 Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.6 Rule 16b-3 Matters. Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.

5.7 Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1 Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of Nasdaq to delist the Common Shares from Nasdaq and terminate the registration of the Common Shares under the Exchange Act promptly after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least 10 days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

6.2 Access to Information. Subject to applicable Law, including Antitrust Law, and to reasonable restrictions relating to COVID-19, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent will be entitled, through its employees and Representatives, to have reasonable access to the assets, properties, business, operations, personnel and

Representatives of the Company and each Company Subsidiary solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning purposes. Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and will be subject to the Company’s reasonable security measures and insurance requirements, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein. No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company will furnish the Representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such Representatives may reasonably request and cause its Representatives to cooperate fully with such Representatives of Parent, in each case, in connection with such purposes. Nothing herein will require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent, (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law or protective order (so long as the Company has used reasonable best efforts to provide such information in a way that does not contravene applicable Law or such protective order) or (iii) result in the disclosure of any Trade Secrets of third parties; provided, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.2, Parent will comply with, and will instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement. From the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall provide Parent the information described in Section 6.2 of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, no breach by the Company of its obligations under the foregoing sentence shall constitute a breach of this Agreement by the Company for purposes of Section 7.2(b) or Section 8.1(c)(i).

6.3 Public Disclosure. The initial press release concerning the Merger will be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. Without prior consent of the other parties hereto, each party hereto may disseminate information substantially similar to information included in a press release or other communication previously approved for public distribution by the other parties hereto. The restrictions of this Section 6.3 will not apply to communications by Parent, Merger Sub or the Company regarding a Company Acquisition Proposal or a Company Adverse Recommendation Change or following a Company Adverse Recommendation Change.

6.4 Regulatory Filings; Efforts to Consummate.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.4(b)-(f) shall govern the matters set forth therein, including efforts required to obtain any Regulatory Approval, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date.

(b) Regulatory Approvals. Subject to the terms of this Section 6.4(b) and Section 6.4(d), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly following the date of this Agreement; and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws or Foreign Investment Laws or that are, in the reasonable judgment of Parent, advisable in connection with the Merger. Each of the Company and Parent, as applicable, shall (and shall cause their respective Subsidiaries to):

(i) cooperate and coordinate with the other in the making of the filings referenced in this Section 6.4(b);

(ii) use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

(iii) use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made;

(iv) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable, and in any event prior to the Outside Date;

(v) contest, defend and appeal any legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; and

(vi) prior to independently participating in any meeting, or engaging in any substantive conversation, with any Governmental Authority in respect of any such filings or any investigations or other inquiries relating thereto, to the extent reasonably practicable, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.

Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the parties relating to any approval under the Antitrust Laws or Foreign Investment Laws and any litigation matters pertaining to the Antitrust Laws or Foreign Investment Laws applicable to the Merger, and the Company shall take all reasonable actions to support Parent in connection therewith. Each of the Company and Parent will permit the other party and its Representatives to review in advance any written communication proposed to be made by such party to any Governmental Authority regarding the Merger and will consider in good faith the views of the other party and promptly inform the other party of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent shall not (i) withdraw, or offer or commit to withdraw, any filing or notification described in Section 6.4(b)(x) or (y) or (ii) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or not consummate the transactions contemplated by the Agreement, in each case, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to make or obtain any approval, clearance or notice under any applicable Antitrust Law (including under the HSR Act), Foreign Investment Law or other applicable Law. Parent will be responsible for payment of the applicable filing fees associated with any such Antitrust Laws or Foreign Investment Laws.

(c) Notwithstanding any other requirement in this Section 6.4, where a party (a “Disclosing Party”) is required under this Section 6.4 to provide information to another party (a “Receiving Party” ) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive only to antitrust counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.

(d) Regulatory Remedies. Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate Parent or any Subsidiary of Parent to: (i) make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iii) without limiting the express obligations of Parent or any Subsidiary of Parent set forth in Section 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(v) or 6.4(b)(vi), commit to or accept any operational restriction or take or commit to take any action related to the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (v) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or (vi) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company. The Company shall not, and shall cause its Subsidiaries not to, take any of the foregoing actions in clauses (i) through (vi) with respect to the Company or any Subsidiary of the Company unless consented to in writing by Parent, provided that the Company shall, and shall cause each Subsidiary of the Company to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing.

(e) Between the date of this Agreement and the Closing, neither Parent nor the Company shall engage in, or permit any of its Subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, collaborations, licensing or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair the consummation of the Merger by the Outside Date.

(f) If, prior to the Effective Time (i) the U.K. Competition and Markets Authority (the “CMA”) indicates in writing to Parent that it has decided to formally investigate the Merger and, accordingly, requests Parent to submit a merger notice in the form prescribed under the Enterprise Act 2002, (ii) the European Commission (the “EC”) indicates in writing to Parent that a member state of the European Union or the EC is making, or has made, a referral of the Merger to the EC under Article 22 of the EU Merger Regulation, or (iii) a merger control, foreign direct investment or national security inquiry or review is initiated or commenced by a Governmental Authority listed on Section 6.4(f) of the Company Disclosure Letter, then, Parent shall provide to the Company a copy of such written indication or filing, form or other submission as promptly as practicable after its receipt or submission thereof, as applicable, and if such indication or filing, form or other submission shall have been so provided, approval of the Merger by the CMA under the Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation or such other Governmental Authority under the applicable Law in its jurisdiction, as the case may be, shall thereupon be deemed to be added to Section 7.1(a)(i) of the Company Disclosure Letter and shall be a Regulatory Approval.

6.5 Notification of Certain Matters; Litigation. The Company will promptly after it has notice of any of the following, to the extent permitted by Law, notify Parent of (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby. The Company will promptly notify Parent of any Proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, by any holders of the Shares of the Company, before any court or Governmental Authority, relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions (“Transaction Litigation”). The Company will consult with Parent with respect to the defense or settlement of any Transaction Litigation, will consider Parent’s views with respect to such Transaction Litigation, and will not settle or materially stipulate with respect to any such Transaction Litigation without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).

6.6 Indemnification.

(a) From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Benefit Plan, at the request or benefit of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Corporation shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable Law (subject to the execution of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal, that the Indemnified Party is not entitled to be indemnified under this Section 6.6). In the event of any such actual or alleged Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or alleged Proceeding. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Parties, except to the extent required by applicable Law; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, all indemnification Contracts described in Section 6.6(a) of the Company Disclosure Letter and Parent shall not, and shall cause its Subsidiaries (including the Surviving Corporation) not to, amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation, as of the Effective Time, to purchase from the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Existing Policies”), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of the amount set forth in Section 6.6(b) of the Company Disclosure Letter. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of the amount set forth in Section 6.6(b) of the Company Disclosure Letter, but in such case shall purchase as much coverage as practicable for such amount.

(c) The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiaries for any of their respective directors, officers or other employees.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.6, unless such result occurs by operation of Law.

6.7 Employee Benefits.

(a) Until the first anniversary of the Effective Time (or an earlier termination of the relevant employee’s employment), each employee of the Company or any of the Company Subsidiaries who continues to be employed by the Surviving Corporation or any of its Subsidiaries following the Effective Time (a “Continuing Employee”) will be provided (i) an annual base salary or wage rate and annual target cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits) that are in effect immediately prior to the date of this Agreement. Each Continuing Employee will be provided severance benefits as set forth on Section 6.7(a) of the Company Disclosure Letter.

(b) As of the Effective Time, all Continuing Employees in the United States (and in any other jurisdiction where permitted by Law) will become subject to Parent’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Parent.

(c) With respect to each applicable benefit plan of Parent or its Affiliates, each Continuing Employee who participates in any such plan will receive service credit for all periods of employment with the Company or any of the Company Subsidiaries, as applicable, prior to the Effective Time for purposes of vesting, benefit accrual and eligibility, in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Benefit Plan in effect on the date of this Agreement; provided, that the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of (x) any “retirement savings contribution” under any Parent employee plan providing 401(k) plan benefits, (y) any retiree medical plan or defined benefit plan or (z) any benefit plan, program or policy of Parent or the Surviving Corporation that is a frozen plan or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation; provided, further, that the Company has made available to Parent such information as is reasonably requested by Parent to satisfy its obligations under this Section 6.7(c). If, on or after the Effective

Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), Parent will (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and (2) use commercially reasonable efforts to permit such Continuing Employee to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.

(d) If, no later than seven days prior to the Effective Time, Parent provides written notice to the Company that the Company 401(k) Plan (the “401(k) Plan”) shall be terminated, the appropriate committee shall take actions necessary to terminate the 401(k) Plan, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. Parent shall, as soon as reasonably practicable after the Effective Time (and consistent with Parent’s administrative practices with respect to similarly situated employees in similar acquisitions), offer participation in Parent’s Tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan. If the 401(k) Plan is terminated in accordance with this Section 6.7(d), then (i) Parent shall provide each Continuing Employee with an opportunity to make catch-up contributions with respect to the period between the Closing Date and the date on which Continuing Employees are offered to commence participation in the Parent 401(k) Plan, subject to any limitations under the Code; and (ii) if elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.

(e) The provisions contained in this Section 6.7 are included for the sole benefit of the parties hereto, and nothing in this Section 6.7, whether express or implied, will create any third-party beneficiary or other rights in any other person, including, without limitation, any current or former employee, director, officer, other service provider, any participant in any Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment or service, or any term or condition of employment with the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates. Nothing contained herein, whether express or implied, will be treated as the establishment of, amendment to, waiver or other modification of any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement, or will limit the right of the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement in accordance with its terms.

6.8 Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.9 Further Assurances. Other than with respect to antitrust matters which will be governed by Section 6.4, on the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, in accordance with the terms of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent will use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent will cause Merger Sub to fulfill all of Merger Sub’s obligations in accordance with this Agreement.

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION

OF PARTIES TO CONSUMMATE THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or written waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a) Regulatory Approvals. (i) Any approvals or clearances applicable to the consummation of the Merger in accordance with the HSR Act and the other Antitrust Laws in the jurisdictions set forth on Section 7.1(a)(i) of the Company Disclosure Letter, and (ii) any approvals or clearances applicable to the consummation of the Merger in accordance with the Foreign Investment Laws in the jurisdictions set forth on Section 7.1(a)(ii) of the Company Disclosure Letter (such approvals and clearances described in clauses (i) and (ii) collectively, the “Regulatory Approvals”), and (iii) any agreements not to close the transaction with any Governmental Authority entered into in accordance with Section 6.4(b), in each case of clauses (i), (ii) and (iii), shall have expired, been terminated or obtained, as applicable. The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 7.1(a).

(b) Company Requisite Vote. The Company Requisite Vote shall have been obtained.

(c) Statutes; Court Orders. (i) No statute, rule or regulation that prohibits the consummation of the Merger shall have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority in any of the jurisdictions set forth on Section 7.1(c) of the Company Disclosure Letter and (ii) there shall be no Order or injunction of a court of competent jurisdiction prohibiting or making illegal the consummation of the Merger.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in the first sentence of Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.2(d), the first sentence of Section 3.2(f), Section 3.3, Section 3.4(a)(i) (solely with respect to the Company) and Section 3.23, shall be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect” (except for references to “Company Material Contracts”), as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.2(c), Section 3.2(d), the first sentence of Section 3.2(f), Section 3.3, Section 3.4(a)(i) (solely with respect to the Company) and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), and (iii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect that is continuing.

(d) Closing Certificate. The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or written waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.1 and Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date; and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Section 4 of this Agreement shall be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate. Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Authority will have issued an Order or ruling or taken any other action, and such Order or ruling or other action will have become final and non-appealable, or there will exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, the “Restraints”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(i) will not be available to any party hereto whose material breach of this Agreement has proximately caused such Restraint or the failure to remove such Restraint;

(ii) if the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on March 12, 2024 (as such date may be extended pursuant to the following proviso, the “Outside Date”); provided, that the Outside Date shall be automatically extended to the Business Day that is six months after the date that would otherwise be the Outside Date but for this proviso if (A) on the date that would otherwise be the Outside Date but for this proviso, the conditions set forth in Section 7.1(a) or Section 7.1(c) (if the statute, rule, regulation, Order or injunction that has caused Section 7.1(c) to not be satisfied relates to Antitrust Laws or Foreign Investment Laws) have not been satisfied or waived on or prior to such date, and (B) all other conditions set forth in Section 7 have been satisfied or waived (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), provided, further, that (x) the Outside Date shall not automatically extend pursuant to the preceding proviso more than once, (y) the Outside Date may be further extended by mutual consent in a written instrument duly executed by each of the Company and the Parent; and (z) the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose material breach of this Agreement has proximately caused the failure of the Effective Time to occur by such date; or

(iii) if the Company Requisite Vote is not obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to any party whose material breach of this Agreement has proximately caused the failure to obtain the Company Requisite Vote;

(c) by Parent or the Merger Sub:

(i) if there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be then satisfied, measured as of the time Parent asserts a right of termination under this Section 8.1(c), and such breach or inaccuracy has not been cured within 30 days following notice by Parent thereof or such breach or inaccuracy is not reasonably capable of being cured; provided that Parent and Merger Sub will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(i) at any such time as of which Parent or Merger Sub is in breach of any representation, warranty, covenant or agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be then satisfied, measured as of such time; or

(ii) if at any time prior to the receipt of the Company Requisite Vote, the Company Board of Directors has effected a Company Adverse Recommendation Change; or

(d) by the Company:

(i) if, prior to the Effective Time, there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.1(d)(i), and such breach or inaccuracy has not been cured within 30 days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured; provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(d) at any time as of which the Company is in breach of any representation, warranty, covenant or agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be then satisfied, measured as of such time; or

(ii) at any time prior to the receipt of the Company Requisite Vote, in order to accept a Superior Proposal in accordance with Section 5.2; provided, however, that the Company has paid the Termination Fee.

8.2 Effect of Termination.

(a) Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee or Reverse Termination Fee, as applicable. If this Agreement is terminated in accordance with Section 8.1, this Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or Representatives), except as set forth in the last sentence of Section 6.2, Section 8 and Section 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach of any of its covenants or agreements set forth in this Agreement.

(b) If Parent terminates this Agreement in accordance with Section 8.1(c)(ii), the Company will promptly pay Parent a fee (the “Termination Fee”) of $1,646,000,000 in cash, but in no event later than two Business Days after the date of receipt of Parent’s termination notice. If the Company terminates this Agreement in accordance with Section 8.1(d)(ii), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee. If (i) Parent or the Company, as applicable, terminates this Agreement in accordance with Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(c)(i) and, at the time of such termination, the Company Requisite Vote shall not have been obtained, (ii) prior to such time, a Company Acquisition Proposal has been publicly announced and not publicly withdrawn at least four Business Days prior to the Shareholders Meeting, and (iii) within 12 months after the date on which this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal that is ultimately consummated or a Company Acquisition Proposal is consummated (provided that, for purposes of this clause (iii), the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company will pay Parent the Termination Fee upon the consummation of the transaction contemplated by such Company Acquisition Proposal. All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b). The Company will not be required to pay the Termination Fee pursuant to this Section 8.2(b) more than once. Except in the case of the Company’s actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach by the Company of its covenants or agreements set forth in this Agreement, in the event that the Termination Fee is triggered and is paid pursuant to this Section 8.2(b), receipt of the Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither the Company nor any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Law or otherwise.

(c) If Parent or the Company terminates this Agreement in accordance with (i) Section 8.1(b)(i), and any applicable Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Law or Foreign Investment Law, or (ii) Section 8.1(b)(ii), and, in each of cases (i) and (ii), at the time of such termination, (A) the condition set forth in Section 7.1(b) has been satisfied, (B) any of the conditions set forth in Section 7.1(a) or Section 7.1(c) has not been satisfied (and, in the case of Section 7.1(c), the statute, rule, regulation, Order or injunction that has caused Section 7.1(c) to not be satisfied is in respect of, pursuant to or arises under any Antitrust Law or Foreign Investment Law), (C) all of the conditions set forth in Section 7.2 are satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), and (D) a breach by the Company of its obligations in Section 6.4 has not contributed materially and substantially to the applicable Restraint that gives rise to the termination right pursuant to Section 8.1(b)(i) or the failure of any of the conditions set forth in Section 7.1(a) or Section 7.1(c) to be satisfied, then Parent will promptly pay or cause to be paid to the Company a fee (the “Reverse Termination Fee”) of $2,224,000,000 in cash, but in no event later than two Business Days after such termination. All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as the Company may designate in writing to Parent. If Parent fails to promptly make any payment required in accordance with this Section 8.2(c), Parent will indemnify the Company for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(c). Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.2(c) more than once. Except in the case of Parent’s or Merger Sub’s actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach by Parent or Merger Sub of its covenants or agreements set forth in this Agreement, in the event that the Reverse Termination Fee is triggered and is paid pursuant to this Section 8.2(c), receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates and Representatives against Parent and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither Parent nor any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Law or otherwise.

8.3 Fees and Expenses. Except as set forth in Section 6.4, Section 6.6 and Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 Amendment. Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1 No Survival. None of the representations and warranties contained herein will survive the Effective Time.

9.2 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no

“bounce back” or similar message of non-delivery is received with respect thereto), or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Merger Sub or, after the Effective Time, to the Surviving Corporation, to it at:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001-2192

Attention: Bryan Supran, Senior Vice President and Deputy General Counsel

Email: [***********]

with a copy (which does not constitute notice under this Agreement) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:             David K. Lam

                     Zachary S. Podolsky

Email:          dklam@wlrk.com

                      zpodolsky@wlrk.com

(b) if to the Company, to it at:

Seagen Inc.

21823 30th Drive SE

Bothell, Washington 98021

Attention: Jean Liu, Chief Legal Officer

Email: [***********]

with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:             Matthew G. Hurd

                     Melissa Sawyer

                     Bradley S. King

Email:          hurdm@sullcrom.com

                      sawyerm@sullcrom.com

                      kingbrad@sullcrom.com

Telephone:   (212) 558-4000

Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

9.3 Entire Agreement. This Agreement (including the Company Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein), together with the Voting Agreement, contains the entire agreement among the parties hereto with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions, which will expire concurrently with the execution and delivery of this Agreement).

9.4 Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law.

9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that (i) Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder (A) to Parent, (B) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (C) to one or more direct or indirect wholly owned Subsidiaries of Parent (each, a “Merger Sub Assignee”) and (ii) Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more of its direct or indirect wholly owned Subsidiaries (each, a “Parent Assignee”). Any Merger Sub Assignee and any Parent Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Merger Sub Assignees or Parent Assignees, respectively; provided, however, that in connection with any assignment to any Merger Sub Assignee or Parent Assignee, Parent and Merger Sub (or the assignor), as applicable, will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

9.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8 in any such action or Proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

9.10 Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, (j) references to any communication by any Governmental Authority include communications by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day. The term “made available to Parent” as it relates to materials provided to Parent shall be deemed to have been fulfilled if copies of the subject materials (i) were made available to Parent in the Data Room or through the Lorenz DocuBridge platform managed by the Company to which Parent has been granted access prior to the execution of this Agreement, in each case, by 5:00 p.m. (Pacific Standard Time) on March 11, 2023, (ii) were publicly available on EDGAR at least one Business Day prior to the date of this Agreement, or (iii) made available to Parent as provided in Section 9.10 of the Company Disclosure Letter. The covenants and obligations set forth in the Company Disclosure Letter are hereby incorporated into this Agreement, and each party shall perform such covenants and obligations as if fully set forth herein.

9.11 Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 9.11(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

9.12 No Waiver; Remedies Cumulative. No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.13 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

SEAGEN INC.

By:	/s/ David Epstein
Name:	David R. Epstein
Title:	Chief Executive Officer

PFIZER INC.

By:	/s/ Albert Bourla
Name:	Albert Bourla
Title:	Chairman and CEO

ARIS MERGER SUB, INC.

By:	/s/ Deborah Baron
Name:	Deborah Baron
Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

“401(k) Plan” has the meaning set forth in Section 6.7(d).

“Advisor” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.

“Benefit Plan” has the meaning set forth in Section 3.10(a).

“Book-Entry Share” has the meaning set forth in Section 2.1(c).

“Budget and Capital Plan” means the budget and capital plan set forth in Section 1.1(a) of the Company Disclosure Letter.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings other than a day on which banking institutions located in New York, New York or Seattle, Washington are permitted or required by Law to remain closed.

“Bylaws” has the meaning set forth in Section 3.1.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate” has the meaning set forth in Section 2.1(c).

“Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CMA” has the meaning set forth in Section 6.4(e).

“Code” has the meaning set forth in Section 2.5.

“Common Shares” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the Preamble.

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“Company Acquisition Proposal” means a proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) providing for (in one transaction or a series of transactions) any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary, pursuant to which any Person or group of related Persons would beneficially own or Control, directly or indirectly, 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any resulting parent company of the Company, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets, net revenues or net income of the Company and each Company Subsidiary, taken as a whole, or to which 20% or more of the revenues, earnings or assets of the Company and each Company Subsidiary, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company or (v) combination of the foregoing.

“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Company Acquisition Proposal or (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within 10 Business Days of the request of Parent and failing to publicly reaffirm the Company Board Recommendation within such 10-Business Day period upon such request.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company ESPP” means the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to the Company Board of Directors, or the magnitude or consequences of which were not reasonably foreseen by the Company Board of Directors, at the time the Company Board of Directors initially resolved to make the Company Board Recommendation, which event, fact, circumstance, development, occurrence, change, magnitude or consequences become known to the Company Board of Directors prior to the date on which the Company Requisite Vote is obtained; provided, however, that no Company Acquisition Proposal will constitute a Company Intervening Event.

“Company Leased Real Property” has the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and each Company

Annex I - 2

Subsidiary, taken as a whole; provided, however, that any effect, change, development or occurrence resulting from the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic, regulatory, business, financial market or political conditions in the United States or elsewhere in the world; (ii) changes in the economic, regulatory, financial or business conditions generally affecting the biopharmaceutical industry; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iv) any change resulting from any outbreak, continuation or escalation of acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions, earthquakes, fires, explosions or any weather or natural disasters, or any regional, national or international calamity or crisis, whether or not caused by any Person, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement or responses of any Governmental Authority thereto; (v) any health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing; (vi) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP or any other applicable accounting standards or, in each case, the interpretation thereof; (vii) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency, exchange rates, interest rates or inflation; (viii) the negotiation, execution, or public announcement of the Merger or the other transactions contemplated hereby (it being understood and agreed that this clause (viii) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations of the Company hereunder); (ix) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Merger Sub as the acquiror of the Company; (x) any steps required to be taken pursuant to this Agreement or taken with the prior written consent of Parent; (xi) any of the matters set forth on Section 1.1(b) of the Company Disclosure Letter; and (xii) any Transaction Litigation; provided, further, that if the effects, changes, developments, events or occurrences set forth in clauses (i), (ii), (iv), (v), (vi) and (vii) above have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the biopharmaceutical industry, such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Non-Products PSU” has the meaning set forth in Section 2.4(d).

“Company Option” means an option to purchase Common Shares granted by the Company under the Company Stock Plans other than the Company ESPP.

“Company Option Grant Date” has the meaning set forth in Section 3.2(b).

“Company Owned Real Property” has the meaning set forth in Section 3.15(a).

“Company Permits” has the meaning set forth in Section 3.10(a).

“Company Preferred Shares” has the meaning set forth in Section 3.2(a).

Annex I - 3

“Company Product” means each product researched, developed, designed, manufactured, or marketed, or that has been sold or offered for sale, marketed, distributed, developed, designed, or manufactured by or on behalf of the Company or a Company Subsidiary.

“Company Products PSU” has the meaning set forth in Section 2.4(e).

“Company PSU” means a restricted stock unit with performance-based vesting or delivery requirements granted by the Company, under a Company Stock Plan or otherwise.

“Company Requisite Vote” has the meaning set forth in Section 3.3(a).

“Company RSU” means a restricted stock unit granted by the Company, under a Company Stock Plan or otherwise.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plan Awards” means, collectively, the Company Options, the Company RSUs, and the Company PSUs.

“Company Stock Plans” means the Company’s Amended and Restated 2007 Equity Incentive Plan and the Company ESPP.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Systems” has the meaning set forth in Section 3.14(n).

“Confidentiality Agreement” means the Confidentiality Agreement entered into as of May 24, 2022 between the Company and Parent.

“Consent” has the meaning set forth in Section 3.4(b).

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Contract” means any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement or other instrument, in each case, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. A general partner or managing member of a Person will always be considered to Control such Person. The terms “Controlling” and “Controlled” and similar words have correlative meanings.

“Copyrights” means works of authorship (whether or not copyrightable, including all software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means the novel coronavirus (SARS-CoV-2), including any evolutions, variations or mutations thereof or any other virus, infection or infectious or transmissible disease or global or regional health event or the events surrounding such virus, infection, disease or health event.

“Data Room” means the virtual data room hosted by Datasite and maintained by the Company.

“Delisting Period” has the meaning set forth in Section 6.1.

“DGCL” has the meaning set forth in the Recitals.

Annex I - 4

“Disclosing Party” has the meaning set forth in Section 6.4(c).

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“DOJ” means the U.S. Department of Justice.

“EDGAR” has the meaning set forth in Section 3.

“EC” has the meaning set forth in Section 6.4(f).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws relating to pollution or the protection of human health or safety as it relates to Hazardous Materials or the environment (including occupational health and safety as it relates to Hazardous Materials exposure), including Laws relating to emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, presence, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials, or the arrangement of any such activities.

“ERISA” has the meaning set forth in Section 3.10(a).

“ERISA Affiliate” has the meaning set forth in Section 3.10(d).

“Existing Policies” has the meaning set forth in Section 6.6(b).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDA” has the meaning set forth in Section 3.18(a).

“Foreign Investment Laws” means any Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” has the meaning set forth in Section 3.5(a).

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions and export and import control laws applicable to the Company and the Company Subsidiaries.

“Good Clinical Practices” has the meaning set forth in Section 3.18(d).

“Good Laboratory Practices” has the meaning set forth in Section 3.18(d).

Annex I - 5

“Good Manufacturing Practices” has the meaning set forth in Section 3.18(e).

“Government Contract” means Contract with any Governmental Authority, excluding any Contract (i) with any public colleges, public universities or public academic medical centers or (ii) primarily for the purpose of a Governmental Authority providing trial sites for the clinical operations of the Company or any Company Subsidiary.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or Controlled by a government (e.g., a healthcare professional employed by a government-owned or -Controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any Company Subsidiary’s business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirements promulgated thereunder; and (h) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICH” has the meaning set forth in Section 3.18(d).

Annex I - 6

“IND” has the meaning set forth in Section 3.18(b).

“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money (including the issuance of any debt security), whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps, hedging agreements and any other derivatives instruments, (d) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon (other than letters of credit used as security for leases), (e) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business and contingent payment obligations that have not yet become payable as of the date of this Agreement), (f) all capital or finance lease obligations and all synthetic lease obligations, (g) all obligations of others of the type described in clauses (a) through (f) above and clause (h) below secured by any Lien on owned or acquired property, whether or not the obligations secured thereby have been assumed and (h) guarantees with respect to obligations of others of the type described in clauses (a) through (g) above.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Institutional Review Board” has the meaning set forth in Section 3.18(d).

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and software, (b) internet domain names and social media designations, (c) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (d) any and all registrations, applications, common-law rights, and statutory rights relating to any of the foregoing, and (e) all claims and causes of action, with respect to any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, or violation, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intellectual Property Agreement” means any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract pursuant to which the Company or any Company Subsidiary grants or receives a license or other right to or from a third party under Company Intellectual Property (including software) used by the Company or any Company Subsidiary, other than (a) non-customized software subject to customary “shrink-wrap”- or “click-through”-type Contracts, (b) agreements with employees or independent contractors on the Company’s standard form of agreement, and (c) non-exclusive licenses granted by or to the Company or a Company Subsidiary in the ordinary course of business consistent with past practice to or by service providers, contract manufacturers, contract research organizations and distributors ancillary to the performance of services contemplated by such arrangements.

“IT Systems” means hardware, servers, databases, software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.

“Knowledge of the Company” means with respect to any matter in question the actual knowledge of the individuals, after reasonable inquiry, set forth on Section 1.1(c) of the Company Disclosure Letter.

“Labor Agreement” has the meaning set forth in Section 3.11(a).

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“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.15(b).

“Lien” means any lien, restrictive covenant, charge, security interest, claim, mortgage, pledge, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Assignee” has the meaning set forth in Section 9.5(a).

“Merger Sub Common Shares” has the meaning set forth in Section 2.1.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDA” has the meaning set forth in Section 3.18(b).

“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of current or former employees or other individual service providers outside of the United States.

“Notice Period” has the meaning set forth in Section 5.2(d).

“NYSE” means New York Stock Exchange LLC.

“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Owned Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Owned Registered Company Intellectual Property” has the meaning set forth in Section 3.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.7(d).

“Parent Assignee” has the meaning set forth in Section 9.5(a).

“Parent Cash Award” has the meaning set forth in Section 2.4(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Organizational Documents” means the certificate of incorporation and memorandum and articles of association and/or bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

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“Parent Performance Cash Award” has the meaning set forth in Section 2.4(e).

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Pension Plans” has the meaning set forth in Section 3.10(a).

“Permitted Lien” means (a) Liens for Taxes (i) that are not yet due and payable or (ii) the amount and/or validity of which are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar Liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice and which are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted), (e) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property) and (f) non-exclusive licenses, customary covenants not to sue and similar rights granted under Intellectual Property rights by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice.

“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any information or data in any media that, alone or in combination with other information, (i) can be used to identify a natural person or (ii) constitutes “personal information,” “personal data,” “protected health information” or any other equivalent term as defined under applicable Law.

“Post-Closing SEC Reports” has the meaning set forth in Section 6.1.

“Post Signing Company RSU” has the meaning set forth in Section 2.4(c).

“Potential Deemed Partnership” means any of the entities set forth in Section 1.1(d) of the Company Disclosure Letter.

“Prior Plan” has the meaning set forth in Section 6.7(c).

“Privacy Obligations” has the meaning set forth in Section 3.20(a).

“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation.

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“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or Control of the Company, the Company Subsidiaries, or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company or the Company Subsidiaries, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Proxy Statement” means the proxy statement to be provided to the Company’s shareholders in connection with the Shareholders Meeting.

“Receiving Party” has the meaning set forth in Section 6.4(c).

“Registered Company Intellectual Property” has the meaning set forth in Section 3.14(b).

“Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants, temporary agency employees, independent contractors, and other advisors, agents or representatives.

“Restraints” has the meaning set forth in Section 8.1(b)(i).

“Restricted Parties” include, but are not limited to, the Sanctioned Persons and those Persons on any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the governmental entities of the jurisdictions of business, import, and export of the Company and the Company Subsidiaries.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(c).

“Sanctioned Country” means the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, Venezuela, North Korea and Syria.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the UN Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.

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“Securities Act” has the meaning set forth in Section 3.5(a).

“Security Breach” means any unauthorized and/or unlawful access to or acquisition, disclosure, destruction, loss, compromise, Processing, misuse, alteration or corruption of Personal Information owned or controlled by the Company or any Company Subsidiary.

“Shareholders Meeting” has the meaning set forth in Section 5.4.

“Specified Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to %20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.

“Specified Company Pipeline Products” means the Company Products set forth on Section 1.1(e) of the Company Disclosure Letter.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than 50% of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons. For the avoidance of doubt, no Potential Deemed Partnership shall be deemed to be a Subsidiary of the Company other than, to the extent such Potential Deemed Partnership is an entity regarded for tax purposes, for purposes of Section 3.12 and Section 5.1(b)(T).

“Successor Plan” has the meaning set forth in Section 6.7(c).

“Superior Proposal” has the meaning set forth in Section 5.2(b).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental (including taxes under former Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty or addition to tax imposed with respect thereto.

“Tax Return” means any return, report, information statement, election, notice, designation, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes (whether in tangible, electronic or other form).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trade Secrets” means trade secrets, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists, supplier lists and any other “trade secret” as defined under applicable Law.

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“Trademarks” means trademarks, service marks, corporate names, business names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Litigation” has the meaning set forth in Section 6.5.

“Union” has the meaning set forth in Section 3.11(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.11(b).

“Willful Breach” means, with respect to any agreement or covenant in this Agreement, a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of such agreement or covenant.

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ANNEX II

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEAGEN INC.

ARTICLE I

The name of the corporation is: Seagen Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

Section 1. Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the

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Corporation in the State of Delaware, Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

(A) To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended.

(B) Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X

(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through By-Law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(B) Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

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